Exhibit 10.1
June 6, 2023

Richard Sherr
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701

Re: Letter Agreement

Dear Mr. Sherr,

This letter agreement (the “Agreement”) sets forth the agreement between you and The TJX Companies, Inc. (collectively and together with its subsidiaries and affiliates, and their respective successors, assigns, and nominees, “TJX”), effective as of August 1, 2023 (the “Effective Date”). You hereby acknowledge and agree to the following:

1.Term. Following your scheduled retirement from TJX on July 14, 2023 (the “Retirement”), you agree to provide consulting services to TJX from the Effective Date through April 30, 2024 (the “Consulting Period”). The Consulting Period (i) may be terminated by you upon the expiration of thirty (30) days following written notice to TJX; (ii) may be terminated by TJX at any time; and (iii) may be extended by mutual written agreement. At the expiration or other termination of the Consulting Period, this Agreement shall terminate immediately and TJX shall have no further obligation to you hereunder other than for payment for the Services and expense reimbursement, in accordance with the Agreement, through the date of termination. Your obligations under paragraphs 3, 4, 5, 6, 7, 8 and 10 of this Agreement, and any other provisions necessary or desirable to accomplish the objectives of those provisions, shall survive any termination of this Agreement.

2.Services. You shall perform such services (the “Services”) consisting of merchant coaching, strategic merchandising advice, expertise and training, oversight and support of TJX University, and/or in such other areas as may be specified from time to time by the Chief Executive Officer of TJX, or such other representative as TJX may designate by notice to you (the “Authorized Officer”). We anticipate you will provide these Services either remotely or at one of our TJX locations. The days on which you perform the Services, and any travel days for which you are entitled to payment under this Agreement, must be approved in advance by the Authorized Officer. You and TJX acknowledge and agree that, although the need for Services may fluctuate during the Consulting Period, the Services are expected to be provided at an average rate that is no more than 20% of your historical average level of services for TJX during the 36-month period immediately preceding your Retirement. You will be responsible for tracking and recording days/hours worked under this Agreement and will submit to the Authorized Officer a report of days/hours worked at the end of each month during the Consulting Period. Unless otherwise provided by TJX, you shall furnish, at your own expense, the equipment, supplies and other materials used to perform the Services. To the extent you perform any Services on TJX’s premises, travel for the purpose of providing Services to TJX, or use TJX’s equipment, you shall comply with all applicable TJX policies as amended and in effect from time to time relating to business and office conduct, travel, health and safety and use of TJX’s facilities, supplies, information technology, equipment, networks and other resources. You may contact the Authorized Officer for information about these policies.

3.Consulting Fee; No Other Compensation or Benefits. As full compensation for the Services performed during the Consulting Period, TJX will (a) pay you a consulting fee in the total amount of $522,000, to be paid in equal monthly installments at the end of each calendar month of the Consulting Period, subject to your continued provision of the Services and prorated for any partial months; and (b) reimburse reasonable travel expenses (without any mark-up or premium) in accordance with and subject to the TJX travel policy, and approved in advance by TJX, in connection with your performance of the Services. At the end of each calendar month of the Consulting Period, you shall submit an invoice to TJX indicating any authorized travel or business expenses approved by TJX in advance. TJX will make all related reimbursement payments due to you hereunder no later than thirty (30) days following receipt of your invoice. Except as provided in this paragraph 3, you will not be entitled to any other compensation or expense reimbursement and will not be entitled to participate in, continue to receive vesting credit for, or receive benefits under any employee benefit or other benefit plan, program or arrangement of any kind maintained by TJX, including, without limitation, life, medical, and disability benefits, pension, profit sharing or other retirement plans, equity or incentive-based plans, or other fringe benefits with respect to the Consulting Period, regardless of how the Services are characterized by any other person (including any governmental agency), with the exception of (a) any right you may have to continue your participation and that of your eligible dependents, if any, in TJX’s group health plans under the federal law known as “COBRA” in respect of your prior employment and (b) any compensation or benefits in connection with your Retirement, as specified in that certain letter agreement dated April 28, 2022 by and between you and TJX (the “April 2022 Letter Agreement”). You expressly acknowledge and agree that you have no rights to any TJX benefits, including, for the avoidance of doubt, with respect to any service-based vesting of equity awards or other incentives, except as set forth in the April 2022 Letter Agreement or rights under COBRA as provided in the preceding sentence, and agree not to make any claim for any such benefits and to indemnify and hold TJX and its plans and all those connected with them harmless from all liabilities and expenses in any way arising out of such claim by you or by anyone claiming through you.

4.Relationship of the Parties; Limitations on Authority. TJX and you acknowledge and agree that you are an independent contractor in the performance of the Services under this Agreement and that nothing contained in this Agreement is intended to create or continue an employment relationship, partnership, or joint venture between TJX and you. As an independent contractor, you will work independently and will not receive training or direction from TJX, other than as to the goals to be achieved through the Services. You are free to accept engagements from others during the Consulting Period, subject to (i) your obligations under this Agreement and (ii) your continuing obligations under The TJX Companies, Inc. Executive Severance Plan, as modified by your participation agreement thereunder, and Sections 8 through 12 of the employment agreement between you and TJX dated February 2, 2018, as most recently amended as of January 29, 2021 (collectively, the “Continuing Obligations”). You shall have no right, power, or authority to bind TJX to the fulfillment of any condition, contract, or obligation or to create any liability binding on TJX at any time during the Consulting Period or thereafter. TJX will not be responsible for any expenses or liabilities incurred by you in connection with your performance of the Services (except for any expenses eligible for reimbursement in accordance with paragraph 3), and you shall be solely responsible for any persons employed or engaged by you in connection with the performance of the Services and shall indemnify TJX and hold it harmless against any claims made by or on behalf of any such employees, contractors, or agents.

5.Taxes & Insurance. As an independent contractor, you shall be solely responsible for all insurance, including but not limited to workers' compensation insurance and unemployment insurance, and for the payment of (i) any and all federal, state and local income and other taxes on any sums received from TJX or its affiliates under this Agreement, and (ii) any taxes or interest under Section 409A of the Internal Revenue Code arising from your termination of employment as a result of your Retirement and/or the level of Services provided during the Consulting Period (“409A-Related Amounts”). You shall indemnify TJX and hold it harmless from and against any and all obligations imposed on TJX to pay withholding taxes, social security, unemployment, or other taxes, interest, fees or penalties, including any 409A-Related Amounts, in connection with any payments made to you, or your provision of the Services, pursuant to this Agreement.

6.Confidentiality; TJX Property. You acknowledge the importance to TJX of protecting its confidential information and other legitimate business interests, including without limitation, the valuable trade secrets and good will that it has developed or acquired. You further acknowledge that TJX is engaged in a highly competitive business, and that its success in the marketplace depends upon the preservation of its confidential information and industry reputation. You hereby agree that all Confidential Information (as defined below), including but not limited to confidential information that you create or to which you have access or have had access as a result of your prior or continuing association with TJX (including your performance of the Services under this Agreement), is and shall remain the sole and exclusive property of TJX. Except as required for the proper performance of the Services for TJX, as expressly authorized in writing in advance by TJX, or as required by applicable law, you agree that (a) you will keep Confidential Information confidential and (b) you will never, directly or indirectly, use or disclose any Confidential Information. Furthermore, you agree that any permitted disclosure of Confidential Information shall be made only on a strictly confidential basis in such a manner as to prevent unauthorized disclosure, duplication or use, and you shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of Confidential Information including, without limiting the foregoing, at least those measures that you take to protect your own most highly confidential information. These restrictions and obligations shall apply during the Consulting Period and shall continue to apply after the termination of the Consulting Period for any reason. You agree to promptly notify TJX if you receive any subpoena or court order or become aware of any other legal process or requirement that requires you to disclose any Confidential Information, and will provide TJX a reasonable opportunity to seek protection of the Confidential Information prior to your making any such disclosure.

For purposes of this Agreement, “Confidential Information” means any and all confidential, non-public TJX information disclosed, directly or indirectly, to you or accessible by you in connection with your performance of the Services hereunder, whether or not such information is designated “confidential” or “proprietary” or some similar designation, including, without limitation, information disclosed prior to the date hereof; any and all information of TJX, whether or not in writing, that is not generally known by others with whom TJX competes or does business, or with whom it plans to compete or do business; and any and all information, which, if disclosed, would assist in competition against TJX. “Confidential Information” shall further include, without limitation, (a) all proprietary information, including but not limited to information technology systems, servers, computer software (including operating systems, applications and program listings), databases, technical data, business and/or marketing plans and arrangements, processes, know-how, functionality, information regarding any aspect of the Intellectual Property, and other information concerning the business, products and services of TJX, (b) development, research, market research, testing, designs, inventions, marketing and financial activities and strategic plans, including without limitation regarding any existing or proposed acquisition, strategic alliance or joint venture, (c) any and all business and financial data and information about the manner in which the TJX business operates, including but not limited to accounting and business methods, and TJX’s plans for the future, including but not limited to plans for its store brands, products, geographic markets, advertising and promotion; (d) information concerning TJX associates, including but not limited to the methods through which TJX identifies, hires, trains and compensates its associates, and associate compensation, contact information, performance, and conduct; (e) information concerning pricing information, product information, and TJX vendors and suppliers, including but not limited to the identity and special needs of such vendors and suppliers, the individuals at such vendors and suppliers with whom TJX has dealt and individual contact information, past purchases from such vendors and suppliers (including the amounts and types of goods purchased and the amount, timing and method of payment), plans or negotiations for future purchases, and methods of locating and qualifying vendors and suppliers; (f) the identity and special needs of customers, prospective customers and subcontractors; (g) information concerning people and organizations with whom TJX has or has had business relationships and the substance of those relationships, including without limitation the existence of TJX’s business relationship with you and this Agreement; and (h) any and all information that qualifies as personally identifiable information under any federal, state or other law or regulation. For purposes of this Agreement, “trade secrets” means any and all information of TJX, including without limitation a formula, pattern, compilation, program, device, method, technique, product, system, or process, design, prototype, procedure, or code, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or any other person who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. You cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means. Nothing in this Agreement (1) limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or (2) requires you to notify TJX about such communication.

TJX may require you to return Confidential Information to TJX at any time or to destroy the same and to certify in writing as to its destruction. Upon any such written demand by TJX that Confidential Information be returned, you shall mail or deliver the Confidential Information to TJX within twenty-four (24) hours of your receipt of such written demand, and in the event of a written request to destroy such information, shall destroy same and mail or deliver a letter signed by you certifying as to said destruction, within twenty-four (24) hours of your receipt of such written request.

All documents, records and files, in any media of whatever kind, relating to the business, present or otherwise, of TJX and any copies thereof (collectively, the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of TJX. Except as required for the proper performance of the Services for TJX or as expressly authorized in writing in advance by TJX, you will not copy any Documents or remove any Documents, copies, excerpts or derivations thereof from the premises of TJX. You will safeguard, and return to TJX immediately upon the termination of the Consulting Period, and at such other times as may be specified by TJX, all Documents and other property of TJX, and all documents, records and files of its customers, subcontractors, vendors and suppliers (“Third-Party Documents”), as well as all other property of such customers, subcontractors, vendors and suppliers, then in your possession or control. Upon request of any duly authorized officer of TJX, you will also disclose all passwords necessary to enable TJX to obtain, or that would assist TJX in obtaining, access to the Documents and Third-Party Documents.

7.Intellectual Property and Inventions. You will promptly disclose to TJX any Intellectual Property, as defined below, developed by you (solely or jointly with others). You hereby assign and agree in the future to assign to TJX (or as otherwise directed by TJX) your entire right, title and interest in and to all Intellectual Property. You further agree to waive all claims to moral rights you may have in any Intellectual Property. You agree to provide to TJX, at TJX’s request, all further cooperation which TJX determines is necessary or desirable to accomplish the complete transfer of the Intellectual Property and all associated rights to TJX, and to assure TJX the full enjoyment of the Intellectual Property, including without limitation executing further applications (both domestic and foreign), specifications, oaths, assignments, consents, releases, government communications and other commercially reasonable documentation, responding to corporate diligence inquiries, and providing good faith testimony by affidavit, declaration and/or deposition, in-person or by other proper means, in support of any effort by TJX to establish, perfect, defend or otherwise enjoy, in this or any foreign country, its rights acquired pursuant to this Agreement through prosecution of governmental filings, regulatory proceedings, litigation or other means. Your obligations set forth in this paragraph 7 will continue beyond the expiration or termination of the Consulting Period with respect to Intellectual Property conceived, made, created, developed or reduced to practice during the Consulting Period. To the extent you cannot now transfer and assign your entire right, title and interest in and to the Intellectual Property, or any portion thereof, then you will assign and transfer to TJX at your first opportunity to do so all right, title and interest in and to the Intellectual Property. To the extent that you cannot so assign and transfer any of your right, title and interest in and to the Intellectual Property, then you hereby grant TJX an irrevocable, worldwide, fully paid-up, royalty-free, exclusive license, with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the Intellectual Property. For purposes of this Agreement, “Intellectual Property” means any and all inventions, discoveries, developments, improvements, enhancements, methods, processes, compositions, computer codes, works, concepts and ideas (whether or not patentable, copyrightable, or constituting trade secrets) conceived, made, created, developed or reduced to practice by you, whether alone or with others, as a result of your prior or continuing association with TJX (including during your performance of the Services under this Agreement for TJX) that relate in any way to the business, operations or products of TJX, or to any prospective activity of TJX, or which make use of the Confidential Information or facilities or equipment of TJX, including without limitation TJX’s computers, computer networks, data connections, and/or mobile devices; provided, however, that the term “Intellectual Property” shall not apply to any invention that you develop or developed on your own time, without using the equipment, supplies, facilities, Confidential Information or trade secret information of TJX, unless such invention (a) is or was related to, at the time of conception or reduction to practice of the invention, the business of TJX or to the actual or demonstrably anticipated research or development of TJX or (b) results from any work performed by you for TJX.

8.Other Business Activities. You may be engaged or employed in any other business, trade, profession or other activity during the Consulting Period; provided that any such engagement or employment (a) does not prevent you from performing, or interfere in any manner with your performance of, the Services as described herein; and (b) does not otherwise place you in a conflict of interest with TJX. In connection with the cessation of your employment as a result of your Retirement and in consideration of TJX’s grant of access to you of Confidential Information during the Consulting Period, your engagement during the Consulting Period, the consulting fee and any reimbursement to which you may be entitled in accordance with paragraph 3, and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, you agree that the following restrictions on your activities during and after the Consulting Period shall apply to you (in addition to the Continuing Obligations) and are reasonable and necessary to protect the legitimate interests of TJX: During the Consulting Period, including any extension thereof as provided in paragraph 1, and for six (6) months thereafter, you shall not be engaged, directly or indirectly, in any business activities that compete with TJX, if such activities involve any of the services you have provided to TJX during the last two (2) years of your employment or during the Consulting Period, or undertake any planning or advising for any business competitive with the business of TJX (as conducted or under consideration at any time during the Consulting Period), without TJX’s prior written consent to be given or withheld in its sole discretion. The restrictions on competition contained herein are limited to any geographic area in which you, at any time during the last two (2) years of your employment with TJX or during the Consulting Period, provided services or had a material presence or influence. Further, the restrictions on competition herein shall not apply in the event of a termination of the engagement without Cause by TJX. “Cause” means (a) any reasonable basis for TJX’s dissatisfaction with you, including for reasons such as lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior, or (b) any other grounds for termination of the Services that are reasonably related, in TJX’s honest judgment, to the needs of the business of TJX. You understand that the foregoing shall not prevent your passive ownership of one percent (1%) or less of the equity securities of any publicly traded company. You also agree that the period of restriction set forth in this paragraph 8 shall be tolled, and shall not run, during any period of time in which you are in violation of the terms thereof up to a maximum restricted period of twelve (12) months following the Consulting Period, in order that TJX shall have all of the agreed-upon temporal protections recited herein.

9.Representations and Warranties. You represent and warrant to TJX that:

a.you have the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of your obligations in this Agreement;
b.your entering into this Agreement with TJX and your performance of the Services do not and will not conflict with or result in any breach or default under any other obligation or agreement to which you are bound, and, except as you have disclosed in writing to TJX no later than the time you return an executed copy of this Agreement, you are not now subject to any covenants against competition or similar covenants or other obligations to third parties or to any court order, judgment or decree that could affect your performance of this Agreement and the Services hereunder;

c.you have the required skill, experience, and qualifications to perform the Services, you shall perform the Services in a professional and diligent manner in accordance with best industry standards for similar services and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;
d.you shall perform the Services in compliance with all applicable laws, rules and regulations of the United States and any state, country or locality;
e.without express prior written consent of TJX, you agree not to publish or use any advertising, sales promotion, mailing or publicity matter wherein the names of TJX, its divisions, subsidiaries and/or affiliates are mentioned or their identity implied; and
f.TJX will receive good and valid title to all deliverables to be provided by you to TJX, free and clear of all encumbrances and liens of any kind; all deliverables to be provided by you to TJX are and shall be your original work (except for material in the public domain or provided by TJX) and do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity; and you will not disclose to or use on behalf of TJX, or induce TJX to use, any proprietary information of any previous employer or other third party without that party’s consent.

10.Indemnification. You shall defend, indemnify and hold harmless TJX and its officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from the direct or indirect disclosure by you (or your agents or affiliates) of any Confidential Information in breach of this Agreement or other breach by you (or your agents or affiliates) of any representation, warranty or obligation under this Agreement. TJX may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

11.Remedies. You further acknowledge and agree that in the event of a breach or threatened breach of this Agreement, TJX will be entitled to all judicial relief (including, but not limited to, an injunction against such breach or other equitable relief and monetary damages and reasonable attorneys’ fees and expenses) as may be awarded by a court of competent jurisdiction, without the requirement of posting a bond. Nothing herein, however, shall be construed as a waiver of any other legal or equitable remedies which may be available to TJX in the event of a breach of this Agreement.

12.Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder by you to TJX shall be in writing and addressed to the Chief Human Resources Officer, and a separate copy addressed to the General Counsel, each at The TJX Companies, Inc., 770 Cochituate Road, Framingham, MA 01701, or to such other representative or address as TJX may designate by notice to you. All notices, requests, consents, claims, demands, waivers and other communications by TJX to you shall be in writing and addressed to your address on file with TJX.

13.Entire Agreement; Severability; Modification. This Agreement set forth the entire agreement between you and TJX, and supersedes all prior and contemporaneous communications, agreements, and understandings, written or oral, with respect to the subject matter hereof; provided that, for the avoidance of doubt, the Continuing Obligations and the April 2022 Letter Agreement shall continue in full force and effect in accordance with their respective terms. The provisions of this Agreement are severable, and no breach of any provision of this Agreement by TJX, nor any other claimed breach of contract or violation of law, shall operate to excuse your obligation to comply with your obligations hereunder. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized officer of The TJX Companies, Inc. If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect, it shall not affect any other provisions, and shall be construed by limiting it so as to be enforceable to the maximum extent permitted by law. Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purpose of other surviving provisions.

14.Assignment. You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without TJX’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. TJX may freely assign its rights and obligations under this Agreement at any time. Subject to the above limits on assignment, this Agreement will inure to the benefit of and be binding upon each of the parties hereto and their respective successors, executors, administrators, heirs, representatives and permitted assigns.

15.Choice of Law. This is a Massachusetts contract and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of laws principles thereof. You agree to submit to the exclusive jurisdiction of the state and federal courts located in Massachusetts for the resolution of any matters related to this Agreement.

You acknowledge that (1) TJX provided you with this Agreement by the earlier of (a) the date of a formal offer of engagement from TJX or (b) ten (10) business days before the commencement of engagement with TJX, (2) you have been and are hereby advised of your right to consult an attorney before signing this Agreement, and (3) you have carefully read this Agreement and understand and agree to all of the provisions in this Agreement.

If the foregoing is agreeable to you, please so indicate by signing the enclosed copy. You may revoke your acceptance of this letter agreement at any time within seven (7) business days following the date that you sign it by providing written notice in accordance with paragraph 12. If you do not revoke your acceptance, this letter agreement shall be a binding contract between you and TJX as of the date hereof.

[Signature Page Follows]

THE TJX COMPANIES, INC.

By: /s/ Ernie Herrman
Ernie Herrman
Chief Executive Officer and President

Agreed and accepted:

/s/ Richard Sherr
Richard Sherr